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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
American Software, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of American Software, Inc. of our reports dated June 23, 1999, relating to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1999, and related schedule, which reports appear in the April 30, 1999 Annual Report on Form 10-K of American Software, Inc.


                                    /s/

                                    KPMG LLP



Atlanta, Georgia
August 27, 1999